AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of this ____ day of October, 1996, by and between The People's Savings Bank of New Britain, a Connecticut savings bank with its principal office and place of business in New Britain, Connecticut ("Employer") and Richard S. Mansfield, a resident of Wolcott, Connecticut ("Employee").

                            W I T N E S S E T H

     WHEREAS, Employee and Employer are parties to an Employment Agreement dated as of August 1, 1986 (the "Prior Agreement") which, among other things, provides certain benefits to Employee upon a change in control of Employer; and

     WHEREAS, Employee and Employer have entered into a Change in Control Agreement dated as of the date hereof (the "Change in Control Agreement"), the provisions of which are intended to supersede the change in control provisions in the Prior Agreement; and

     WHEREAS, Employee and Employer desire to amend and restate the Prior Agreement, upon the terms and conditions set forth herein, to delete from the Prior Agreement such change in control provisions and to make clear the terms under which Employee desires to remain in the employ of Employer, and under which the Employer desires to continue to employ Employee.

     NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

     1.   Employment.

     Employer hereby agrees to employ Employee as President and Chief Executive Officer of Employer for the Term of Employment, as defined in
Section 2.1, and Employee accepts said employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

     2.   Definitions.

     2.1 "Term of Employment" shall mean the period commencing with the date hereof and ending on December 31, 1999. The Term of Employment shall automatically be extended on each January 1 hereafter by adding an additional year to the then remaining period of employment without further notice or action of the parties; provided that either party may serve written notice to the other at least three (3) months prior to any such January 1 of its desire that the period of employment not be further automatically extended as provided herein, in which event there shall thereafter be no such further automatic extensions of the Term of Employment.

     Notwithstanding the foregoing, the Term of Employment shall end one (1) day after the occurrence of any of the following events:

          (a)  Employee's termination for "Cause" (as defined in Section
               2.3);

          (b) unilateral termination of Employee's employment by Employee other than as permitted under Section 5.2;

          (c) unilateral termination of Employee's employment by Employer prior to a Change of Control as defined in a Change in Control Agreement;

          (d)  the death of Employee; or

          (e)  the "permanent disability" of Employee (as defined in Section
               2.2);

          (f) Payment in full to Employee of the "Severance Amount" as provided for in the Change in Control Agreement.

     2.2 Employee's "permanent disability," as this phrase is used throughout this Agreement, shall mean Employee's disability as defined under the long-term disability insurance policy of Employer as in effect from time to time.

     2.3 "Cause," as this term is used throughout this Agreement, shall mean:

          (a) Employee's failure to be available to work on a full-time basis in the position set forth in Section 1 hereof other than as a result of a permanent disability, if such failure shall not have been cured by Employee within thirty (30) days after receipt from Employer of written notice of a claimed breach by Employee; or

          (b) willful material misconduct by Employee, including, but not limited to, the commission by Employee of a felony or the perpetration by Employee of a common law fraud upon Employer,

in the case of (a) or (b) above, as determined in good faith by a vote of at least 75% of the members of Employer's Board of Directors.

     2.4 A "Person" shall include natural person, corporation, or other entity. When two (2) or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Employer common stock, such partnership, syndicate, or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Securities Exchange Act of 1934 Rule 13d-3, 17 C.F.R. Section 240.13d-3.

     3.   Duties of Employment.

     Employee agrees that, so long as he shall be employed by Employer, Employee shall perform all duties assigned or delegated to him under the By-Laws of Employer or from time to time by the Board of Directors of Employer consistent with his position as a senior executive officer of Employer, and shall perform all acts and services customarily associated with such position, devoting his full time, best efforts and attention to the advancement of the interests and business of Employer. Employee shall not be engaged in or concerned with any other duties or pursuits which are competitive or inconsistent with the interests and business of Employer. It is understood that Employee may have directorships which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder.

     4.   Compensation.

     During the Term of Employment, Employer shall pay to Employee as compensation for the services to be rendered by him hereunder the following:

          (a) Employer shall pay to Employee a base salary at the rate of $171,252.00 per year, or such larger sum as the Board of Directors of Employer may from time to time determine (the "Base Rate"). Such compensation shall be payable in accordance with normal payroll practices of Employer.

          (b) In addition, Employee shall receive an annual increase in the Base Rate at each normal pay adjustment date during such Term of Employment, but no later than one (1) year from the date of Employee's last increase and annually thereafter during such Term of Employment, of not less than the percentage increase in the cost-of-living since Employee's last pay adjustment, as measured by the Consumer Price Index-All Urban Consumers of the U.S. Bureau of Labor Statistics, except that no such increase shall be made at any time during which a salary freeze applicable to all executive employees of Employer generally may be in effect.

          (c) Employer shall provide life insurance on the life of Employee in an amount equal to twice the Base Rate, payable to a beneficiary selected by Employee, and shall provide comprehensive health insurance and Major Medical coverage for Employee comparable to such coverage provided for officers of Employer generally. Employer shall also provide Employee with long-term disability insurance coverage. Employee shall be eligible to participate in the pension plan of Employer in accordance with the terms thereof.

          (d) Except as otherwise set forth herein, if Employee should be prevented from performing his duties by reason of illness or incapacity or for any other cause for an aggregate of six months in any one year, then Employer shall not be obligated to pay Employee any salary or bonus for any period of absence (except for absence during paid vacation as provided herein) in excess of the aggregate of six months in any such year.

     5.   Termination of Employment.

     5.1 If Employee's employment is unilaterally terminated by Employer during the Term of Employment, for any reason other than the reasons provided in Section 2.3 hereof, Employee shall be entitled to receive, and Employer shall be obligated to pay to Employee, the following amounts:

          (a) severance pay in an amount equal to the salary compensation of Employee defined in Sections 4(a) and 4(b) hereof for an additional twelve
(12) months at the then current rate, from which shall be subtracted only the amount, if any, payable to Employee under any then effective severance pay plan of Employer (which, for purposes hereof, shall not include any amount payable to Employee pursuant to the Change in Control Agreement), the foregoing net amount to be paid in cash in the month next following Employee's termination of employment.

          (b) an amount equal to the aggregate amounts that Employer would have contributed on behalf of Employee under Employer's Deferred Profit Sharing Plan, if any such plan shall be in effect, for an additional twelve
(12) months had Employee continued in the employ of Employer for such additional twelve (12) months and made contributions under said plan at a rate, as a percentage of salary, equal to the average rate at which Employee had made contributions to said plan in the period, not exceeding three (3) fiscal years of Employer, preceding Employee's termination;

          (c)  supplemental pension benefits equal to the difference between
(i) the annual pension benefit that would have been payable to Employee under the Retirement Plan of Employer (the "Plan") if Employee had been continued in the employ of Employer for an additional twelve (12) months and had received compensation at least equal to that specified in Section 4 of this Agreement until such time and (ii) the annual pension benefit actually payable to Employee under the Plan, such supplemental pension benefits to be payable at the same time and in the same manner as benefits under the Plan;

          (d) to the extent that any form of compensation previously granted to Employee, such as, by way of example only, restricted stock or performance share awards, shall not be fully vested or shall require additional service as an employee at the time of the termination of Employee's employment, Employee shall be credited with additional service for an additional twelve
(12) months;

          (e) for an additional twelve (12) months, Employee shall also continue to participate in all life, health, disability and similar insurance plans and programs of Employer to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with Employer and Employee paying the same portion of the cost of each such plan or program as existed at the time of Employee's termination. In the event that Employee's continued participation in any group plans and programs is not permitted, then in lieu thereof, Employer shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for Employee; provided that Employer shall not be obligated to pay for any such individual coverage more than three (3) times Employer's cost of such group coverage; and provided further, if any such individual coverage is unavailable, then Employer shall pay to Employee for such additional twelve (12) month period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by Employer for such insurance on Employee's behalf over the three (3) fiscal years of Employer preceding the termination of his employment; and

          (f)  Employee shall continue to receive for an additional twelve
(12) months such perquisites as he was receiving at the time of the termination of his employment.

     5.2 Employee shall have the right during the Term of Employment, at his sole option, by thirty (30) days' advance written notice to the Board of Directors of Employer, to terminate his services hereunder upon the occurrence of any action by Employer which (i) significantly reduces Employee's job responsibilities, (ii) results in a significant worsening of Employee's work conditions, or (iii) requires a relocation by Employee to a place of work outside of New Britain, Connecticut. Termination of Employee's services under this Section 5.2 shall be deemed a unilateral, involuntary termination of employment by Employer and shall be governed by the provisions of Section 5.1 hereof. Subject to the provisions of Section 7, Employee shall have no further obligation under this Agreement.

     5.3 Employee shall have no duty to mitigate damages in the event of a termination under the terms of Sections 5.1 or 5.2 or in the event of his permanent disability under Section 5.4, and if he voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of Employer to make payments hereunder.

     5.4 If the employment of Employee shall terminate during the Term of Employment by reason of the permanent disability of Employee, all payments that would have been due to Employee under this Agreement had he remained in the employ of Employer for an additional twelve (12) months reduced by the amount of disability insurance payments made to Employee under any policy or plan maintained by Employer, shall continue to be made to him for an additional twelve (12) months, or until he shall no longer be considered permanently disabled under Section 2.2, if earlier. If Employee shall die following a termination of his employment under Section 5.1 or 5.2, or following a termination during the Term of Employment by reason of the permanent disability of Employee, all payments that would have been due to Employee under this Agreement had he lived for a period of twelve (12) months following the termination of his employment shall be made instead to such beneficiary as Employee shall have designated in writing. To the extent that neither Employee nor his designee shall live for such twelve (12) month period following the termination of Employee's employment, after the death of the second of them to die, said payments shall be made to the estate of such person. If Employee shall die without a beneficiary designation in effect, said payments shall be made to Employee's estate.

     5.5 If the employment of Employee shall terminate at a time other than during the Term of Employment, or if said employment shall terminate for any of the reasons provided in Section 2.3 hereof, or if Employee shall unilaterally terminate his employment other than as permitted under Section 5.2, all payments that would have been due to Employee under this Agreement on or after the date of such termination shall cease, and Employer shall have no further obligations under this Agreement other than for amounts accrued but not paid as of the date of such termination.

     6.   Other Benefits

     6.1 During the Term of Employment while actively employed, Employee shall be entitled to and shall be included in any employee welfare or pension benefit plan or program of Employer available generally to the employees of Employer to the extent that he is eligible to participate under the general provisions of such plans.

     6.2 During the Term of Employment while actively employed, Employee shall be entitled each year to a vacation of at least four (4) weeks, and during such time his compensation shall be paid in full. The period of vacation selected each year shall be with the approval of the Employer. Vacation time which is not taken by the Employee in any year may be deferred and taken in the first quarter of the following year or, at the option of the Employer, shall be purchased by the Employer at a per diem rate calculated on the basis of Employee's then base salary.

     7.   Confidential Information

     Employee understands that in the course of his employment by Employer, Employee will receive confidential information concerning the business or purposes of Employer, and which Employer desires to protect. Employee agrees that he will not at any time during or after the Term of Employment reveal to anyone outside Employer or use for his own benefit any such information that has been designated as confidential by Employer or understood by Employee to be confidential without specific written authorization by Employer. Employee further agrees not to use any such confidential information or trade secrets in competing with Employer at any time during or after his employment by Employer.

     8.   Covenants by Employee Not to Compete With Employer

          (a) Upon termination of Employee's employment by Employer for any reason (other than a termination pursuant to Sections 5.1 or 5.2 of this Agreement), Employee covenants and agrees that he will not at any time during the period of one (1) year from and after such termination directly or indirectly in any manner or under any circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business similar to the business of Employer or in any way in competition with the business of Employer within any of the City of New Britain and the Towns of Berlin, Meriden, Newington, Rocky Hill, Southington and Plainville, all in the State of Connecticut.

     For purposes of this section (a), "Employer" shall be limited to the People's Savings Bank of New Britain, and the "business of Employer" shall be limited to its business as a Connecticut savings bank, and any other lines of business developed or entered into by it, its holding company Peoples Savings Financial Corp., or any subsidiary of the foregoing, during the term of this Agreement, but shall not include lines of business of any successor or affiliated corporation in which Employee is not directly involved.

     (b) Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Employer in enforcing the covenants contained in this Section, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in this Paragraph.

     (c) The parties hereto believe that the restrictive covenants of this Section are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that this Section or any portion of it, as written, is unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

     9.   Termination Upon Change of Control.

     Notwithstanding anything contained herein to the contrary, this Agreement shall terminate and be of no further force and effect upon the payment in full to Employee of the "Severance Amount" as provided for in the Change in Control Agreement.

     10.  Notices.

     All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Employee or to the Secretary of Employer, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Employee, to his last known address as carried on the personnel records of Employer, and, in the case of Employer, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

     11.  Successors and Assigns

     The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Employer, or of any division of Employer for which Employee has primary management responsibility, or with or into which Employer may be consolidated or merged or any surviving corporation in any merger involving Employer. All references in this Agreement to Employer shall be deemed to include all such successors and assigns and, upon the occurrence of any event giving rise to any Person becoming a successor or assign bound hereunder by the Agreement, Employer shall be thereby relieved of any further obligation or liability under this Agreement, except for any amounts due and payable to Employee under the provisions hereof immediately prior to the occurrence of such event.

     12.  Arbitration.

     Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to Employer's Board of Directors in an effort to resolve such dispute without resort to arbitration. In any dispute which is submitted to arbitration, the attorney's fees of the prevailing party shall be paid by the other party.

     13.  Severability

     If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

     14.  Construction.

     This Agreement shall be construed under the laws of the State of Connecticut. Words of masculine gender mean and include correlative words of the feminine gender. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, this ____ day of October, 1996.

                    THE PEOPLE'S SAVINGS BANK OF NEW BRITAIN


                    By
                       Its


                    RICHARD S. MANSFIELD